AllianceBernstein Blended Style Series, Inc.

811 21081

77C  Matters submitted to a vote of security holders

RESULTS OF SHAREHOLDERS MEETING
(unaudited)
AllianceBernstein Blended Style Series, Inc.
Retirement Strategies (the Portfolios)

The Annual Meeting of Shareholders of the
AllianceBernstein Retirement Strategies (the Strategies) was held on November 5, 2010 and adjourned until December 16, 2010 and January 5, 2011.
At the December 16, 2010 Meeting, with respect to the first item of business, the election of Directors, the required number of outstanding shares were voted in favor of the proposal for the Strategies, and the proposal was approved.
At the January 5, 2011 Meeting, with respect to the fourth item of business, to amend and restate the charter of the Fund, and with respect to the fifth item of business, changes to the fundamental policy regarding commodities, an insufficient number of required outstanding shares were voted in favor of the proposal for the Strategies, and therefore the proposals were not approved. A description of each proposal and number of shares voted at the Meetings are as follows (the proposal numbers shown below correspond to the proposal numbers in the Strategies proxy statement):


1. The election of the Directors
each such Director to serve a
a term of an indefinite duration
and until his or her successor is
duly elected and qualifies.
			Voted For 	Withheld Authority
John H. Dobkin		67,008,271	11,718,921
Michael J. Downey	67,027,498	11,699,694
William H. Foulk, Jr.	67,013,067	11,714,125
D. James Guzy		67,003,151	11,724,041
Nancy P. Jacklin	66,971,030	11,756,162
Robert M. Keith		67,002,502	11,724,689
Garry L. Moody		67,001,245	11,725,947
Marshall C. Turner, Jr.	67,004,372	11,722,820
Earl D. Weiner		66,968,278	11,758,914


4.  Approve the amendment and restatement
of the Funds Charter, which would repeal in its entirety all currently existing charter provisions and substitute in lieu thereof the new provisions set forth in the Form of Articles of Amendment and Restatement attached to the Proxy
Statement as Appendix C.

Voted For	Voted Against	Abstained	Broker Non-Votes
56,215,286	4,340,220	7,511,920	12,063,480


5. Approve the Amendment of the Strategies fundamental policy regarding commodities.

				Voted For	Voted Against	Abstained	Broker Non Votes
2000 Retirement Strategy	761,762		5,956		22,244		18,629
2005 Retirement Strategy	1,194,452	70,979		37,712		449,307
2010 Retirement Strategy	5,650,314	131,905		318,369		617,493
2015 Retirement Strategy	10,600,933	232,952		653,208		1,507,655
2020 Retirement Strategy	10,247,746	349,114		1,482,126	2,500,342
2025 Retirement Strategy	8,068,452	205,963		1,263,030	2,005,578
2030 Retirement Strategy	7,630,609	124,118		1,370,751	1,823,439
2035 Retirement Strategy	5,487,748	37,823		824,024		1,097,854
2040 Retirement Strategy	4,503,659	64,931		689,867		867,327
2045 Retirement Strategy	2,547,771	41,820		364,219		552,445
2050 Retirement Strategy	513,830		3,201		205,080		21,651
2055 Retirement Strategy	155,528		5,319		41,775		39,781


ablegal   2049703 v1
ablegal   2029717 v1